Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of April 7, 2021 (this “Agreement”) between Virpax Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Christopher M. Chipman (the “Executive”).

WHEREAS, the Company desires to employ Executive upon the terms and conditions set forth in this Agreement;

WHEREAS, Executive desires to commence employment with and to provide his services to the Company on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto, intending to be legally bound, agree as follows:

1. Position and Duties; Board Seat.

(a) Position and Duties. The Company agrees that the Executive shall be employed by the Company to serve as Chief Financial Officer (“CFO”) of the Company. The Executive shall report to the Chief Executive Officer (“CEO”). The Executive agrees to be so employed by the Company and agrees to devote substantially all of his business time, attention, skill and efforts to perform services for the Company and to faithfully and diligently discharge and fulfill his duties hereunder to the best of his abilities. In so doing, the Executive shall perform such executive, managerial, administrative and financial functions as are required to develop the Company’s business and to perform other duties assigned to the Executive by the CEO that are consistent with the Executive’s title as CFO. The Executive shall perform Executive’s duties hereunder primarily at the Company’s principal offices. In the performance of Executive’s duties, the Executive shall travel to such other places at such times as the needs of the Company may from time-to-time dictate or be desirable. To the extent requested by the Company’s Board of Directors (the “Board”), Executive shall also serve as an officer of any of the direct or indirect parents or subsidiaries of the Company, in each case without additional compensation.

(b) Best Efforts and Other Activities. Executive shall serve the Company faithfully and to the best of Executive’s ability and shall devote Executive’s full business time, energy, experience and talents to the business of the Company, and will not engage in any other employment activities for any direct or indirect remuneration without the written approval of the Board. Provided, however, that it shall not be a violation of this Agreement for Executive to manage Executive’s own personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such financial interest and/or service does not create a conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under this Agreement, in each case as determined in the sole judgment of the Board.

2. Term. The Executive’s employment under this Agreement shall commence on April 5, 2021 (hereinafter, the “Commencement Date”) and shall continue until the third anniversary of the Commencement Date, unless earlier terminated pursuant to Section 4. The period during which the Executive is employed by the Company under this Agreement, and any renewal of this Agreement, is hereinafter referred to as the “Term.” In the event that this Agreement is not renewed at the conclusion of the Term, and Executive continues to work for the Company, such employment shall be “at-will,” which means that either Executive or the Company may terminate Executive’s employment at any time, for any reason, with or without notice, and the terms of this Agreement, including any severance obligations, shall no longer apply or be in force or effect, except that the Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement remains in full force and effect.

3. Compensation.

(a) Base Salary. Executive shall be paid an annual salary at the rate of $250,000, payable in accordance with the Company’s payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes and other such other payroll deductions as are required by law or applicable employee benefit programs. Executive’s base salary is subject to adjustment by the Board or a committee of the Board. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) Cash Bonus. With respect to each fiscal year of the Company during the continued full-time employment of the Executive hereunder, the Executive will be eligible to be considered for an annual performance bonus (the “Cash Bonus”) in an amount of up to 30% of the Executive’s Base Salary, which shall be prorated for 2021 based on the number of days during such year that the Executive was employed by the Company. The Cash Bonus, if any, will be awarded by the Board in its sole discretion based on the achievement of Company and personal performance metrics established by the Board on an annual basis. Any Cash Bonus awarded to the Executive hereunder will be payable in a single lump sum cash payment, less applicable taxes and withholdings, not later than two and one-half months after the end of the fiscal year to which it relates in accordance with the Company’s customary practices for annual bonus payments. In order to earn any Cash Bonus, Executive must be actively employed by the Company on the date on which the Cash Bonus payment is made. For purposes of this Agreement, “actively employed” means that Executive has not resigned (or given notice of Executive’s intention to resign), and the Company has not terminated, or given notice to terminate Executive’s employment with the Company.

(c) Equity Incentives. The Executive shall be eligible to participate in equity incentive programs established by the Company from time to time in accordance with the terms of those programs.

(d) Vacation and Fringe Benefits. The Executive shall be entitled to participate in all vacation and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other senior management employees of the Company.

(e) Reimbursement of Other Expenses. The Company shall reimburse the Executive for the reasonable and necessary out-of-pocket business expenses incurred by the Executive for or on behalf of the Company in furtherance of the performance of the Executive’s duties hereunder in accordance with the Company’s policies as approved by the Board from time to time, subject in all cases to the Company’s requirements with respect to reporting and documentation of such expenses, including health benefits.

(f) Section 409A. If any reimbursement under this Section 3 is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) then (i) any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year; (ii) a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment; and (iii) a reimbursement shall be made no later than the end of the calendar year following the calendar year in which the Executive incurred the related expense.

4. Termination.

(a) Death. The Executive’s employment with the Company shall automatically terminate effective as of the date of the Executive’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Executive’s estate: (i) any portion of the Executive’s Base Salary for the period up to the Executive’s date of death that has been earned but remains unpaid; (ii) any expenses properly incurred but not yet reimbursed, including, without limitation, the reimbursements provided for in sub-sections (d) and (f) of Section 3; (iii) any benefits that have accrued to the Executive under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans (the payments in clauses (i) through (iii) collectively, the “Accrued Obligations”); and (iv) the Cash Bonus awarded pursuant to Section 3(b), if any, with respect to the fiscal year prior to the fiscal year of termination, to the extend unpaid (“Unpaid Cash Bonus”). The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The Unpaid Cash Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company.

(b) Disability. The Company may terminate the employment of the Executive immediately upon written notice to the Executive in the event of the Disability (as defined below) of the Executive, in which event the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations and the Unpaid Cash Bonus. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The Unpaid Cash Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company. For purposes of this Agreement, “Disability” means an illness, incapacity or a mental or physical condition that renders the Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that the Executive held or the tasks that the Executive was assigned at the time the disability commenced for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period, as determined by the Board in its good faith discretion.

(c) Termination of the Executive’s Employment for Cause. The Company may terminate the employment of the Executive for Cause (as defined below) immediately upon providing written notice of such termination to the Executive. If the Executive’s employment with the Company is terminated by the Company for Cause, the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. “Cause” for the Company (or a successor, if appropriate) to terminate the Executive’s employment will exist upon the occurrence of any of the following events: (i) the Executive’s continued failure to substantially perform the Executive’s duties and obligations to the Company, including but not limited to any material breach of this Agreement or any material violation of the Company’s written policies or rules, and failure to cure the same within ten business days after being notified by the Board, except that such cure period shall not apply in circumstances where failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured; (ii) the Executive’s having committed willful fraud or willful misconduct, in any such case which is materially injurious to the Company; (iii) the Executive’s having been convicted of a felony involving moral turpitude that results in material harm to the standing or reputation of the Company; or (iv) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

(d) Termination by the Company without Cause. The Company may terminate the employment of the Executive for any reason other than one specified in Section 4(b) or Section 4(c) immediately upon written notice of termination to the Executive. For the avoidance of doubt, Executive is not entitled to the benefits set forth in this Section 4(d) in the event that Executive’s termination with the Company results from a nonrenewal of Executive’s agreement, or if the Company continues to employ Executive as an at-will employee following the expiration of this Agreement. If the Executive’s employment with the Company is terminated by the Company for any reason other than one specified in Section 4(b) or Section 4(c), in addition to the Accrued Obligations, Executive shall be entitled to receive the following, subject to the conditions set forth in Section 4(d)(i): (i) severance payments in an amount equal to the Base Salary for a period of six (6) months after the effective date of the termination of the Executive’s employment (“Severance Period”), payable in accordance with the Company’s payroll practices and policies then in effect (except as provided below regarding the commencement of payments); and (ii) monthly reimbursement (upon presentation of proof of payment) for the medical insurance premiums under the Company’s group insurance plan (currently Independence Blue Cross Personal Choice Flex, Group #10402187) for the Executive and his eligible dependents at the same level as was in effect on the termination date until the earlier of (1) the end of the Severance Period or (2) the date the Executive becomes eligible for medical benefits through another employer, provided the Executive timely elects continuation coverage under COBRA and remains eligible for such COBRA coverage.

(i) Executive is only entitled to receive the payments and benefits set forth in this Section 4(d) if Executive: 1) executes a separation agreement and general release of claims in the form provided by the Company (the “Release”); 2) complies with the Release; 3) complies with all terms and provisions of this Agreement; and 4) complies with the Executive Confidentiality Agreement (as defined in Section 5) that survives the termination of the Executive’s employment by the Company.

(ii) Any payments due pursuant to Section 4(d), other than the Accrued Obligations, shall commence as soon as administratively feasible within 60 days after the date of the Executive’s termination of employment provided the Executive has timely executed and returned the Release and, if a revocation period is applicable, the Executive has not revoked the Release; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year. The Accrued Obligations will be paid on the first payroll date following last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. If the Executive’s employment with the Company is terminated by the Company pursuant to this Section 4(d), the Company shall not have any further obligation or liability under this Agreement except for the payments specified in this Section 4(d) and payment of the Accrued Obligations.

(e) Termination by the Executive for Good Reason. The Executive may terminate his employment with the Company for Good Reason (as defined below) upon providing written notice of such termination to the Company in accordance with this Section 4(e). “Good Reason” for the Executive to resign from the employ of the Company will exist upon the occurrence of any of the following events, subject to compliance with the other provisions of Section 4(e): (a) a material reduction in the Base Salary, as then in effect, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; (b) a material reduction of the Executive’s authority, position, responsibilities or duties; (c) the Company’s material breach of this Agreement; or (d) a relocation of the Executive’s principal workplace by more than 50 miles from the Company’s principal offices as of the Commencement Date.

(i) If the Executive shall terminate the Executive’s employment with the Company for Good Reason, the Executive shall be entitled to receive the same payments and benefits on the same terms and conditions as would be applicable upon a termination of the Executive’s employment by the Company as provided in Section 4(d) and subject to the satisfaction of the other provisions of such Section 4(d) and this Section 4(e). If the Executive’s employment with the Company is terminated by the Executive for Good Reason pursuant to this Section 4(e), the Company shall not have any further obligation or liability under this Agreement except for the payments specified in Section 4(d) and payment of the Accrued Obligations.

(ii) The Executive may not terminate his employment with the Company for Good Reason pursuant to this Section 4(e), and shall not be considered to have done so for any purpose of this Agreement, unless (I) the Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes Good Reason within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Executive believes to constitute Good Reason and identifies the particular clause of this Section 4(e) that the Executive contends is applicable to such act or failure to act; (II) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate Good Reason for the termination by the Executive of the Executive’s employment relationship with the Company; and (III) the Executive actually resigns from the employ of the Company on or before that date that is 12 calendar months after the initial existence of the act or failure to act by the Company that constitutes Good Reason. If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then Executive shall have waived his right to terminate his employment for Good Reason with respect to such grounds, the resignation by the Executive from the employ of the Company shall not be deemed to have been for Good Reason, the Executive shall not be entitled to any of the benefits to which the Executive would have been entitled if the Executive had resigned from the employ of the Company for Good Reason, and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to the Executive under this Section 4(e) had the Executive resigned with Good Reason.

(f) Change in Control.

(i) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Obligations and subject to the Executive’s compliance with Section 5 and Section 6 of this Agreement and the Executive’s execution of the Release (as defined above) which becomes effective within 60 days following the termination date, the Executive shall be entitled to receive the following:

(1) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which will be paid no later than March 15 of the year following the termination date;

(2) a lump sum payment equal to two (2) times the sum of the Executive’s Cash Bonus for the calendar year in which the termination date occurs (or if greater, the year in which the Change in Control occurs), which will be paid no later than March 15 of the year following the termination date;

(3) accelerated vesting of any award granted to the Executive under the Virpax Pharmaceuticals, Inc. 2017 Equity Incentive Plan (“Plan”) in accordance with section 15.1(b) of the Plan, and as approved by the compensation committee of the Board pursuant to the execution of this Agreement.

(ii) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(1) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(2) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the Company’s stock; or

(3) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A. For the avoidance of doubt, if Executive is entitled to benefits under this Section 4(f), Executive will not be eligible for the benefits set forth in Sections 4(d) or 4(e).

(g) Other Termination by the Executive. The Executive may terminate the Executive’s employment for any reason other than one specified in Section 4(e) upon 30 days’ prior written notice of termination to the Company. In the event the Executive shall terminate the Executive’s employment pursuant to this Section 4(g), the Company shall not have any further obligation or liability under this Agreement, except for the Accrued Obligations, which shall be paid on the first payroll date following last date of employment to the extent administratively feasible and if not, then on the second payroll date following the last date of employment. The Company shall have the right following Executive’s provision of notice to terminate the Executive’s employment prior to the end of the notice period so long as the Company pays the Executive his Base Salary for the full notice period.

(h) Code Section 409A. The payments and reimbursements set forth in this Agreement are intended to be exempt from Code section 409A to the maximum extent possible under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4). To the extent any portion of such payments are not exempt from Code section 409A, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives. Solely for purposes of Code section 409A, each installment payment is considered a separate payment. To the extent the timing of any amount of nonqualified deferred compensation payable under this Agreement is determined by reference to the Executive’s “termination of employment,” such term will be deemed to refer to the Executive’s “separation from service” within the meaning of Code section 409A. Notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified employee” as defined in Code section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Executive’s termination of employment or before the date of the Executive’s death, if earlier. In no event shall the Company be liable for any additional tax, interest, or penalties that may be imposed on the Executive pursuant to Code section 409A.

(i) Parachute Provisions. In the event a Change of Control occurs, the Company will engage an independent accounting firm (the “Accounting Firm”) at its expense to determine whether the Executive received, is entitled to receive or will become entitled to receive any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) (the “Total Payments”), and whether the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code. If the Total Payments will be subject to the Excise Tax, at the Executive’s election, (i) the Company shall use reasonable efforts to obtain the approval of Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G such that the Excise Tax shall not apply to any portion of the Total Payments, or (ii) the aggregate present value of the Total Payments shall be reduced (but not below $1) if reducing the Total Payments will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. Any reduction shall be done in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

5. Confidentiality and Restrictive Covenants. Concurrently with the execution hereof, and as a condition of employment, the Executive shall execute and deliver an Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement (the “Executive Confidentiality Agreement”).

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation

7. No Conflicts. The Executive represents and warrants that the Executive is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit the Executive from undertaking or performing services for the Company or otherwise from entering into or performing this Agreement or the Invention Assignment Agreement.

8. Full Agreement. This Agreement (including the Exhibits hereto) and the Executive Confidentiality Agreement, constitute the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties; provided that neither this Agreement nor the Executive Confidentiality Agreement shall not supersede any prior confidentiality, nondisclosure or invention assignment agreements executed by the Executive in favor of the Company. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

9. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

10. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

11. Construction and Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The parties agree that any action may only be pursued in courts located within the Commonwealth of Pennsylvania. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12. Assignment.

(a) By the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be assigned by the Company without the consent of the Executive.

(b) By the Executive. This Agreement and the obligations created hereunder may not be assigned by the Executive, but all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s heirs, devisees, legatees, executors, administrators and personal representatives. Any attempted assignment in violation of this Section 11(b) shall be null and void.

13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Virpax Pharmaceuticals, Inc.
101 Lindenwood Drive, Suite 225

Malvern PA 19355

Attention: General Counsel

If to the Executive:

Christopher M. Chipman

[   ]

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

14. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

15. Survival of Covenants. The provisions of Section 4 through this Section 15 shall survive the termination of the Executive’s employment shall continue in effect thereafter.

16. Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed by the parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement. A facsimile or electronic transmission of a scanned copy of a signed counterpart signature page hereto shall be deemed to be an originally executed copy for purposes of this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Anthony Mack
Anthony Mack, CEO

/s/ Christopher M. Chipman
Christopher M. Chipman

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